Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054
www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
October 25, 2012	Meghan O’Leary
Investor Relations
NASDAQ: SIVB	(408) 654-6364
SVB FINANCIAL GROUP ANNOUNCES 2012 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 25, 2012 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2012.

Consolidated net income available to common stockholders for the third quarter of 2012 was $42.3 million, or $0.94 per diluted common share, compared to $47.6 million, or $1.06 per diluted common share, for the second quarter of 2012, and $37.6 million, or $0.86 per diluted common share, for the third quarter of 2011. Consolidated net income for the second quarter of 2012 included pre-tax gains of $5.0 million from the sale of certain available-for-sale securities and pre-tax gains of $4.2 million from the sale of certain assets related to our equity management services business. Excluding these gains, net income for the second quarter of 2012 was $42.1 million, or $0.94 per diluted common share. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

"SVB delivered another strong quarter marked by 9.3 percent loan growth, stellar credit quality, and strong client acquisition,” said Greg Becker, President and CEO of SVB Financial Group. “Our unique model and focus on innovation companies has translated into consistent organic growth, despite the challenging interest rate environment. While the broader economic environment remains a challenge, we believe our global platform and unique ability to help clients succeed at every stage of development will continue to differentiate us in the market."

Highlights of our third quarter 2012 results (compared to second quarter 2012, unless otherwise noted) included:

•
Continued strong growth in our lending business with record high average loan balances of $7.9 billion, an increase of $670.4 million (or 9.3 percent). Period-end loan balances were $8.2 billion, an increase of $402.6 million (or 5.2 percent).

•
A provision for loan losses of $6.8 million, primarily attributable to loan growth. Net charge-offs of $3.4 million (or 0.17 percent of average total gross loans- annualized) for the third quarter of 2012 reflect the strong overall credit quality of our portfolio.

•
Average deposit balances of $18.3 billion, an increase of $852.9 million (or 4.9 percent). Although our period-end deposit balances decreased to $17.7 billion from $18.1 billion, our total period-end client funds (including both on-balance sheet deposits and off-balance sheet client investment funds) increased by $635.3 million to $38.8 billion at September 30, 2012.

•
Net interest income (fully taxable equivalent basis) of $154.9 million, an increase of $2.5 million primarily attributable to loan growth. Net interest margin decreased by 10 basis points to 3.12 percent, primarily due to lower overall yields on our loan and available-for-sale securities portfolios.

•
Gains on investment securities, net of noncontrolling interests, of $7.5 million, compared to $11.3 million. The gains of $11.3 million for the second quarter of 2012 included $5.0 million from the sale of certain available-for-sale securities. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

Consolidated net income available to common stockholders for the nine months ended September 30, 2012 was $124.7 million, or $2.79 per diluted common share, compared to $136.3 million, or $3.12 per diluted common share, for the comparable 2011 period. Non-GAAP net income available to common stockholders for the nine months ended September 30, 2012 was $119.1 million, or $2.67 per diluted common share, compared to $111.9 million, or $2.57 per diluted common share, for the comparable 2011 period. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

Third Quarter 2012 Summary

(Dollars in millions, except share data and ratios)	Three months ended					Nine months ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
Income statement:
Diluted earnings per common share	$0.94	$1.06	$0.78	$0.81	$0.86	$2.79	$3.12
Net income available to common stockholders	42.3	47.6	34.8	35.6	37.6	124.7	136.3
Net interest income	154.4	151.9	150.9	140.1	135.5	457.3	386.2
Provision for (reduction of) loan losses	6.8	8.0	14.5	8.2	0.8	29.3	(2.1)
Noninterest income	69.1	80.4	59.3	73.1	95.6	208.9	309.3
Noninterest expense	135.2	135.8	132.0	134.7	127.5	402.9	365.9
Non-GAAP net income available to common stockholders (1)	42.3	42.1	34.8	35.6	37.6	119.1	111.9
Non-GAAP diluted earnings per common share (1)	0.94	0.94	0.78	0.81	0.86	2.67	2.57
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets (1)	55.6	57.8	51.4	62.1	54.4	164.8	160.6
Non-GAAP noninterest expense, net of noncontrolling interests (1)	132.4	131.8	129.2	132.0	124.7	393.5	360.2
Fully taxable equivalent:
Net interest income (2)	$154.9	$152.4	$151.4	$140.6	$135.9	$458.8	$387.7
Net interest margin	3.12%	3.22%	3.30%	3.10%	3.13%	3.21%	3.07%
Balance sheet:
Average total assets	$21,727.4	$20,890.9	$20,232.5	$19,660.6	$18,796.5	$20,953.1	$18,336.8
Average loans, net of unearned income	7,907.6	7,237.2	6,804.3	6,394.8	6,006.6	7,318.5	5,619.7
Average available-for-sale securities	10,569.7	10,931.7	10,497.7	9,530.3	9,620.9	10,666.0	9,289.8
Average noninterest-bearing demand deposits	12,914.9	12,264.0	12,026.0	11,586.3	10,634.8	12,403.5	9,783.4
Average interest-bearing deposits	5,345.6	5,143.6	4,939.8	4,925.7	5,169.3	5,143.8	5,467.5
Average total deposits	18,260.5	17,407.6	16,965.8	16,512.0	15,804.0	17,547.3	15,250.9
Average long-term debt	458.4	553.9	603.3	605.4	610.0	538.2	861.3
Period-end total assets	21,594.6	21,289.8	20,818.3	19,968.9	19,195.4	21,594.6	19,195.4
Period-end loans, net of unearned income	8,192.4	7,789.8	7,121.3	6,970.1	6,328.6	8,192.4	6,328.6
Period-end available-for-sale securities	11,047.7	10,621.0	11,527.5	10,536.0	9,639.4	11,047.7	9,639.4
Period-end non-marketable securities	1,163.8	1,132.3	1,021.9	1,004.4	952.0	1,163.8	952.0
Period-end noninterest-bearing demand deposits	12,616.3	12,842.3	11,837.6	11,861.9	11,162.8	12,616.3	11,162.8
Period-end interest-bearing deposits	5,126.4	5,226.6	4,879.3	4,847.6	4,976.4	5,126.4	4,976.4
Period-end total deposits	17,742.8	18,068.8	16,716.9	16,709.5	16,139.2	17,742.8	16,139.2
Off-balance sheet:
Average total client investment funds	$20,929.1	$19,863.9	$18,883.2	$18,458.7	$17,915.6	$19,892.0	$17,495.6
Period-end total client investment funds	21,058.4	20,097.1	19,111.7	18,743.9	18,692.4	21,058.4	18,692.4
Total unfunded credit commitments	8,710.2	8,752.7	7,866.1	8,067.6	7,619.2	8,710.2	7,619.2
Earnings ratios:
Return on average assets (annualized) (3)	0.77%	0.92%	0.69%	0.72%	0.79%	0.79%	0.99%
Non-GAAP return on average assets (annualized) (1)	0.77	0.81	0.69	0.72	0.79	0.76	0.82
Return on average common SVBFG stockholders’ equity (annualized) (4)	9.44	11.21	8.61	8.99	9.93	9.77	12.95
Non-GAAP return on average SVBFG stockholders’ equity(annualized) (1)	9.44	9.91	8.61	8.99	9.93	9.33	10.64
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.23%	1.25%	1.41%	1.28%	1.34%	1.23%	1.34%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.16	1.18	1.16	1.23	1.25	1.16	1.25
Gross charge-offs as a % of average total gross loans (annualized)	0.23	0.78	0.41	0.43	0.54	0.47	0.40
Net charge-offs (recoveries) as a % of average total gross loans (annualized)	0.17	0.59	0.21	0.22	(0.15)	0.32	(0.11)
Other ratios:
Operating efficiency ratio (5)	60.33%	58.31%	62.65%	63.06%	55.04%	60.36%	52.50%
Non-GAAP operating efficiency ratio (1)	62.93	62.70	63.72	65.16	65.53	63.11	65.70
Total risk-based capital ratio (6)	14.39	13.85	14.30	13.95	14.81	14.39	14.81
Tangible common equity to tangible assets (1)	8.27	8.06	7.87	7.86	8.00	8.27	8.00
Tangible common equity to risk-weighted assets (1) (6)	13.98	13.35	13.54	13.25	14.21	13.98	14.21
Period-end loans, net of unearned income, to deposits	46.17	43.11	42.60	41.71	39.21	46.17	39.21
Average loans, net of unearned income, to deposits	43.30	41.57	40.11	38.73	38.01	41.71	36.85
Book value per common share (7)	$40.10	$38.63	$37.19	$36.07	$35.50	$40.10	$35.50
Other statistics:
Average full-time equivalent employees	1,594	1,566	1,556	1,522	1,478	1,572	1,428
Period-end full-time equivalent employees	1,602	1,562	1,554	1,526	1,504	1,602	1,504

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for each of the quarters ended September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011 and September 30, 2011. The taxable equivalent adjustments were $1.5 million for each of the nine months ended September 30, 2012 and 2011.

(3)	Ratio represents consolidated net income available to common stockholders divided by quarterly and year-to-date average assets (annualized).

(4)	Ratio represents consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity (annualized).

(5)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(6)
Our risk-weighted assets at September 30, 2012 are preliminary and reflect a refinement in our determination of risk rating for certain unfunded credit commitments related to the contractual borrowing base, which is the primary driver for the increase in our risk-based ratios from the second quarter of 2012.

(7)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $154.9 million for the third quarter of 2012, compared to $152.4 million for the second quarter of 2012 and $135.9 million for the third quarter of 2011. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the second to the third quarter of 2012. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

	Q3'12 compared to Q2'12
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$377	$(164)	$213
Available-for-sale securities	(1,336)	(4,252)	(5,588)
Loans	11,308	(3,797)	7,511
Increase (decrease) in interest income, net	10,349	(8,213)	2,136
Interest expense:
Deposits	101	25	126
Short-term borrowings	(87)	(11)	(98)
Long-term debt	(370)	(14)	(384)
(Decrease) increase in interest expense, net	(356)	—	(356)
Increase (decrease) in net interest income	$10,705	$(8,213)	$2,492

The increase in net interest income, on a fully taxable equivalent basis, from the second to the third quarter of 2012, was primarily attributable to the following:

•
An increase in interest income on loans of $7.5 million to $121.4 million for the third quarter of 2012, primarily due to an increase in average loan balances of $670.4 million. This increase was partially offset by a decrease of $2.8 million in loan prepayment fees and a decrease in the overall yield of our portfolio. The decrease in yields is reflective of our success in growing our later stage client portfolio, which is typically benchmarked to three-month LIBOR and bears lower credit risk. Additionally, the trend in yields is being influenced by changes in the composition of our loan portfolio to a higher proportion of variable-rate loans benchmarked to the national Prime rate.

•
A decrease in interest income on available-for-sale securities of $5.6 million to $39.9 million for the third quarter of 2012, reflecting a $4.3 million decrease related to lower coupon yields and higher premium amortization expense, as well as a $1.3 million decrease related to lower average balances of $362.0 million. The decrease in coupon yields was driven by the reinvestment of portfolio cash flows into lower coupon securities in the current low rate environment. Premium amortization expense increased by $1.8 million to $17.2 million for the third quarter of 2012, reflective of an increase in actual and estimated mortgage prepayment levels for fixed-rate mortgage securities due to a decrease in long-term market rates. As of September 30, 2012, the remaining unamortized premium balance on our available-for-sale securities portfolio was $123.8 million.

Net interest margin, on a fully taxable equivalent basis, was 3.12 percent for the third quarter of 2012, compared to 3.22 percent for the second quarter of 2012 and 3.13 percent for the third quarter of 2011. The decrease in our net interest margin from the second to the third quarter of 2012 was primarily due to a decrease in the overall yield of our loan and available-for-sale securities portfolios. The decrease in yields was partially offset by growth in average loan balances, which has resulted in a favorable change in our mix of interest-earning assets.

For the third quarter of 2012, 75.1 percent, or $6.1 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 74.6 percent, or $5.6 billion, for the second quarter of 2012 and 71.5 percent, or $4.4 billion, for the third quarter of 2011. For the third quarter of 2012, average variable-rate available-for-sale securities were $2.0 billion, or 19.2 percent of our available-for-sale securities portfolio, compared to $2.2 billion, or 20.1 percent in the second quarter of 2012. These securities have variable-rate coupons that are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to optimize portfolio yield over the long-term consistent with our liquidity, credit diversification and asset/liability management strategies.

Average available-for-sale securities decreased by $362.0 million to $10.6 billion for the third quarter of 2012, compared to $10.9 billion for the second quarter of 2012 and $9.6 billion for the third quarter of 2011. Period-end available-for-sale securities were $11.0 billion at September 30, 2012, $10.6 billion at June 30, 2012 and $9.6 billion at September 30, 2011. No new investments were made during the second quarter of 2012 as proceeds from sales of securities and normal portfolio cash flows were used to reduce overnight borrowings and fund loan growth. This resulted in lower period-end securities balances for the second quarter of 2012 and lower average balances for the third quarter of 2012. During the third quarter of 2012, we made new investments of $1.1 billion (primarily in the latter half of the quarter), which were partially offset by portfolio cash flows of $666.9 million.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents investments in venture capital funds, debt funds and private portfolio companies.

Non-marketable securities increased by $31.5 million to $1.2 billion ($474.3 million net of noncontrolling interests) at September 30, 2012, compared to $1.1 billion ($460.5 million net of noncontrolling interests) at June 30, 2012 and $952.0 million ($346.4 million net of noncontrolling interests) at September 30, 2011. The increase from the second to the third quarter of 2012 was primarily attributable to additional capital calls for fund investments in the third quarter of 2012 and valuation gains from our managed funds, partially offset by distributions from fund investments. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $7.9 billion for the third quarter of 2012, compared to $7.2 billion for the second quarter of 2012 and $6.0 billion for the third quarter of 2011. Period-end loans, net of unearned income, were $8.2 billion at September 30, 2012, compared to $7.8 billion at June 30, 2012 and $6.3 billion at September 30, 2011. The increase in average and period-end loan balances from the second to the third quarter of 2012 came primarily from sponsor-led buyouts by later stage clients in our software and hardware portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million totaled $2.6 billion, $2.4 billion and $1.8 billion at September 30, 2012, June 30, 2012 and September 30, 2011, respectively, which represents 31.5 percent, 30.7 percent and 28.2 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations.”

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Allowance for loan losses, beginning balance	$98,166	$100,922	$82,155	$89,947	$82,627
Provision for (reduction of) loan losses	6,788	7,999	769	29,316	(2,144)
Gross loan charge-offs	(4,637)	(14,130)	(8,248)	(25,757)	(16,863)
Loan recoveries	1,207	3,375	10,570	8,018	21,626
Allowance for loan losses, ending balance	$101,524	$98,166	$85,246	$101,524	$85,246
Provision for (reduction of) loan losses as a percentage of total gross loans (annualized)	0.33%	0.41%	0.05%	0.47%	(0.04)%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.23	0.78	0.54	0.47	0.40
Net loan charge-offs (recoveries) as a percentage of average total gross loans (annualized)	0.17	0.59	(0.15)	0.32	(0.11)
Allowance for loan losses as a percentage of period-end total gross loans	1.23	1.25	1.34	1.23	1.34
Total gross loans at period-end	$8,266,168	$7,857,468	$6,382,235	$8,266,168	$6,382,235
Average total gross loans	7,976,257	7,297,446	6,057,937	7,380,458	5,666,939

Our provision for loan losses was $6.8 million for the third quarter of 2012, compared to $8.0 million for the second quarter of 2012. The provision of $6.8 million for the third quarter of 2012 was primarily attributable to loan growth and net charge-offs of $3.4 million. Gross loan charge-offs of $4.6 million for the third quarter of 2012 were primarily from our life science and hardware portfolios.

Our allowance for loan losses as a percentage of total gross loans decreased from 1.25 percent at June 30, 2012 to 1.23 percent at September 30, 2012, primarily due to a reduction in the reserve rate for our performing loans reflective of the continued strong credit quality of our portfolio. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans was 1.16 percent at September 30, 2012, compared to 1.18 percent at June 30, 2012.

Our nonperforming loans totaled $39.4 million at September 30, 2012 compared to $27.1 million at June 30, 2012. The increase of $12.3 million came primarily from the addition of a $14.9 million loan within our hardware portfolio. The allowance for loan losses related to nonperforming loans was $6.0 million at September 30, 2012 compared to $5.7 million at June 30, 2012.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Our total period-end client funds increased by $635.3 million to $38.8 billion at September 30, 2012, compared to $38.2 billion at June 30, 2012. Our total average client funds increased by $1.9 billion to $39.2 billion for the third quarter of 2012, compared to $37.3 billion for the second quarter of 2012.

Deposits

Average deposits were $18.3 billion for the third quarter of 2012, compared to $17.4 billion for the second quarter of 2012 and $15.8 billion for the third quarter of 2011. Period-end deposits decreased by $326.0 million to $17.7 billion at September 30, 2012, compared to $18.1 billion at June 30, 2012 and $16.1 billion at September 30, 2011. Average deposit growth was primarily due to the addition of new clients.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $20.9 billion for the third quarter of 2012, compared to $19.9 billion for the second quarter of 2012 and $17.9 billion for the third quarter of 2011. Period-end client investment funds were $21.1 billion at September 30, 2012, compared to $20.1 billion at June 30, 2012 and $18.7 billion at September 30, 2011. The increase in average and period-end total client investment funds from the second to the third quarter of 2012 was primarily due to our clients’ increased utilization of our off-balance sheet sweep product.

Short-term Borrowings

Period-end short-term borrowings increased by $502.3 million to $508.2 million at September 30, 2012, compared to $5.9 million at June 30, 2012, primarily due to overnight borrowings as a result of client deposit outflows late in the third quarter of 2012.

Noninterest Income

Noninterest income was $69.1 million for the third quarter of 2012, compared to $80.4 million for the second quarter of 2012 and $95.6 million for the third quarter of 2011. Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities and gains from the sale of certain assets related to our equity management services business (in the second quarter of 2012) was $55.6 million for the third quarter of 2012, compared to $57.8 million for the second quarter of 2012 and $54.4 million for the third quarter of 2011. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains on investment securities discussed in this section are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

The decrease of $11.3 million in noninterest income from the second to the third quarter of 2012 was primarily driven by lower gains from derivative instruments and investment securities. Items impacting the change in noninterest income from the second to the third quarter of 2012 were as follows:

•
Net gains on derivative instruments were $1.1 million for the third quarter of 2012 compared to net gains of $8.7 million for the second quarter of 2012. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net gains on equity warrant assets	$547	$4,876	$5,518	$12,358	$23,375
Gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	607	1,330	658	3,002	1,448
Gains on internal foreign exchange forward contracts, net (1)	220	2,993	3,591	1,162	540
Total gains on foreign exchange forward contracts, net	827	4,323	4,249	4,164	1,988
Change in fair value of interest rate swaps	74	108	(400)	571	(467)
Net (losses) gains on other derivatives (2)	(337)	(594)	584	(1,293)	(743)
Total gains on derivative instruments, net	$1,111	$8,713	$9,951	$15,800	$24,153

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans.

(2)	Primarily represents the change in fair value of loan conversion options.

The key changes in factors affecting net gains on derivative instruments from the second to the third quarter of 2012 were as follows:

◦
Net gains on equity warrant assets of $0.5 million for the third quarter of 2012, compared to $4.9 million for the second quarter of 2012. The net gains of $0.5 million for the third quarter of 2012 included the following:

•	Gains of $2.4 million from the exercise of equity warrant assets.

•
Losses of $1.6 million from changes in fair value, which were the net result of valuation decreases of $3.4 million driven by changes in the marketability discount and remaining life assumptions to reflect market conditions, offset by net gains of $1.8 million from increases in individual warrant valuations.

◦
Net gains of $0.2 million on internal foreign exchange forward contracts for certain of our foreign currency denominated loans for the third quarter of 2012 compared to net gains of $3.0 million for the second quarter of 2012. The net gains of $3.0 million in the second quarter of 2012 were primarily due to the strengthening of the U.S. dollar against the Euro and Pound Sterling, and were partially offset by net losses of $3.1 million from the revaluation of foreign currency denominated loans that are included in the line item "Other" as part of noninterest income.

•
Net gains on investment securities were $20.2 million for the third quarter of 2012 compared to net gains of $25.8 million for the second quarter of 2012. Net of noncontrolling interests, net gains on investment securities were $7.5 million for the third quarter of 2012 compared to $11.3 million for the second quarter of 2012. The gains, net of noncontrolling interests, of $7.5 million for the third quarter of 2012 were primarily driven by the following:

◦
Gains of $5.4 million from our investments in debt funds, driven primarily by initial public offering ("IPO") and merger and acquisition ("M&A") activity and other valuation adjustments from the investments underlying the funds.

◦	Gains of $1.4 million from the sale of certain private company shares, which were included as part of "Strategic and Other Investments".

As of September 30, 2012, we held investments, either directly or through 13 of our managed investment funds, in 471 funds (primarily venture capital funds), 111 companies and five debt funds.

The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities (in the second quarter of 2012), for the three months ended September 30, 2012 and June 30, 2012, respectively:

	Three months ended September 30, 2012
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$12,139	$2,034	$5,439	$(101)	$717	$20,228
Less: income (losses) attributable to noncontrolling interests, including carried interest	11,351	1,427	(2)	—	—	12,776
Net gains (losses) on investment securities, net of noncontrolling interests	$788	$607	$5,441	$(101)	$717	$7,452

	Three months ended June 30, 2012
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$14,464	$1,059	$2,503	$4,567	$3,216	$25,809
Less: income attributable to noncontrolling interests, including carried interest	13,286	1,201	15	—	—	14,502
Net gains (losses) on investment securities, net of noncontrolling interests	$1,178	$(142)	$2,488	$4,567	$3,216	$11,307
Less: gains on sales of certain available-for-sale securities	—	—	—	4,955	—	4,955
Net gains (losses) on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$1,178	$(142)	$2,488	$(388)	$3,216	$6,352

Noninterest Expense

Noninterest expense was $135.2 million for the third quarter of 2012, compared to $135.8 million for the second quarter of 2012 and $127.5 million for the third quarter of 2011. The key factors contributing to the decrease in noninterest expense from the second to the third quarter of 2012 were as follows:

•
A reduction of provision for unfunded credit commitments of $0.4 million for the third quarter of 2012 compared to a provision of $1.9 million for the second quarter of 2012. The reduction of provision of $0.4 million for the third quarter of 2012 was primarily due to overall improved credit performance across our client portfolio. Also impacting the reduction of provision for the third quarter 2012 was a decrease in unfunded credit commitment balances of $42.5 million.

•	A decrease of $1.1 million in compensation and benefits expense. The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Compensation and benefits:
Salaries and wages	$37,769	$37,501	$33,342	$113,391	$99,783
Incentive compensation plan and ESOP	20,185	20,838	23,907	62,170	71,894
Other employee benefits (1)	21,308	22,046	19,760	67,823	60,852
Total compensation and benefits	$79,262	$80,385	$77,009	$243,384	$232,529
Period-end full-time equivalent employees	1,602	1,562	1,504	1,602	1,504
Average full-time equivalent employees	1,594	1,566	1,478	1,572	1,428

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The key factors contributing to the decrease in compensation and benefits expense from the second to the third quarter of 2012 were as follows:

•
A decrease of $0.7 million in other employee benefits, primarily attributable to lower employer payroll taxes paid during the third quarter of 2012 as maximum taxation levels were reached for certain employees.

•	A decrease of $0.6 million in employee stock ownership plan ("ESOP") expenses, reflective of higher levels of cash compensation in the second quarter of 2012.

The above decreases in noninterest expense were partially offset by the following:

•	An increase of $1.8 million in premises and equipment expense, primarily due to the write-off of $1.2 million in certain assets.

•	An increase of $1.2 million in professional services expense, primarily due to increased legal and audit fees.

Non-GAAP noninterest expense, net of noncontrolling interests was $132.4 million for the third quarter of 2012, compared to $131.8 million for the second quarter of 2012 and $124.7 million for the third quarter of 2011. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax expense rate was 40.2 percent for the third quarter of 2012, compared to 39.8 percent for the second quarter of 2012 and 41.6 percent for the third quarter of 2011. The increase in the tax rate from the second to the third quarter of 2012 was primarily attributable to higher state taxes. Our effective tax rate was 40.2 percent for the nine months ended September 30, 2012, compared to 40.5 percent for the comparable 2011 period. The decrease in the tax rate for the nine months ended September 30, 2012 compared to the comparable 2011 period was primarily attributable to lower taxes on foreign operations.

Our effective tax expense rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests” on our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net interest income (1)	$(50)	$(38)	$(32)	$(131)	$(84)
Noninterest income (1)	(14,416)	(11,210)	(43,487)	(32,258)	(114,276)
Noninterest expense (1)	2,723	3,947	2,766	9,488	8,868
Carried interest (2)	892	(2,174)	2,248	(2,568)	2,917
Net income attributable to noncontrolling interests	$(10,851)	$(9,475)	$(38,505)	$(25,469)	$(102,575)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income earned by the general partners or limited partners of certain consolidated funds.

Net income attributable to noncontrolling interests was $10.9 million for the third quarter of 2012, compared to $9.5 million for the second quarter of 2012 and $38.5 million for the third quarter of 2011. Net income attributable to noncontrolling interests of $10.9 million for the third quarter of 2012 was primarily a result of the following:

•
Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $12.8 million, primarily from gains of $11.4 million from our managed funds of funds and $1.4 million from our managed direct venture funds.

•	Noninterest expense of $2.7 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $69.6 million to $1.8 billion at September 30, 2012, primarily due to net income of $42.3 million in the third quarter of 2012 and an increase in accumulated other comprehensive income of $17.9 million primarily due to an increase in the fair value of our available-for-sale securities portfolio as a result of decreases in market interest rates. Additionally, our additional-paid-in capital increased by $9.3 million primarily from stock option exercises and amortization of share-based compensation during the third quarter of 2012.

Outlook for the Year Ending December 31, 2012; Preliminary 2013 Outlook for Selected Items

Our outlook for the year ending December 31, 2012 and our preliminary outlook for selected items for the year ending December 31, 2013 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2012, compared to our 2011 results, we currently expect the following outlook: (Note that our outlook for net interest income and net interest margin is based on management's current forecast of prepayment rates on our mortgage-backed securities in our available-for-sale securities portfolio and their impact on our forecasted premium amortization expense. Such forecasts are subject to change based on market conditions, and actual prepayment rates may differ materially.)

	Current full year 2012 compared to 2011 results (as of October 25, 2012)	Change in outlook compared to outlook reported as of July 26, 2012
Average loan balances	Increase at a percentage rate in the high twenties	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the low teens	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the mid to high teens	Outlook decreased from high teens due to higher than expected prepayments on mortgage-backed securities resulting in increased premium amortization
Net interest margin (1)	Between 3.15% and 3.20%	Outlook decreased from between 3.20% and 3.30% due to higher than expected prepayments on mortgage-backed securities resulting in increased premium amortization
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2011 levels of 1.23%	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Lower than 2011 levels of 0.52%	No change from previous outlook
Fees for deposit services, letters of credit, credit card, client investment, and foreign exchange, in aggregate	Increase at a percentage rate in the mid teens	No change from previous outlook
Noninterest expense (excluding expenses related to noncontrolling interests) (2)	Increase at a percentage rate in the high single digits	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is partly based on management's current forecast of prepayment rates on our mortgage-backed securities in our available-for-sale securities portfolio and their impact on our forecasted premium amortization expense. Such forecasts are subject to change, and actual results may differ, based on market conditions and actual prepayment rates. See also other factors that may cause our outlook to differ from our actual results under the "Forward Looking Statements" section below.

(2)	Non-GAAP

Preliminary 2013 Outlook for Selected Items

For the year ending December 31, 2013 compared to our full year 2012 expected results, we currently expect the following: (1) average loan growth in the high teens to low twenties, (2) net loan charge-offs between 0.30% and 0.50% of average total gross loans (assuming no significant deterioration in the overall economy), (3) net interest income growth in the mid single digits, which is partly based on management's current forecast of prepayment rates on our mortgage-backed securities, which is subject to change based on market conditions, (4) core fee income (deposit service charges, letters of credit fees, credit card fees, client investment fees and foreign exchange fees) growth in the mid to high teens, and (5) non-GAAP expense growth (excluding expenses related to noncontrolling interests) in the mid to high single digits.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the sections “Outlook for the Year Ending December 31, 2012; Preliminary 2013 Outlook for Selected Items” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance; expense levels; and financial results (and the components of such results) for the years 2012 and 2013.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the years 2012 and 2013 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by GAAP, and (ix) regulatory or legal changes. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 25, 2012, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the third quarter ended September 30, 2012. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “41993169.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, October 25, 2012, through midnight on Wednesday, October 31, 2012, and may be accessed by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “41993169.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 25, 2012.

About SVB Financial Group

For nearly three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest income:
Loans	$121,446	$113,935	$101,693	$344,842	$284,935
Available-for-sale securities:
Taxable	38,493	44,072	39,357	129,940	124,956
Non-taxable	894	899	899	2,693	2,723
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,125	912	1,375	3,075	4,972
Total interest income	161,958	159,818	143,324	480,550	417,586
Interest expense:
Deposits	1,740	1,614	1,715	4,835	7,379
Borrowings	5,788	6,270	6,154	18,414	24,000
Total interest expense	7,528	7,884	7,869	23,249	31,379
Net interest income	154,430	151,934	135,455	457,301	386,207
Provision for (reduction of) loan losses	6,788	7,999	769	29,316	(2,144)
Net interest income after provision for loan losses	147,642	143,935	134,686	427,985	388,351
Noninterest income:
Gains on investment securities, net	20,228	25,809	52,262	53,876	175,279
Foreign exchange fees	12,211	12,031	11,546	36,345	32,397
Deposit service charges	8,369	8,369	8,259	24,834	23,214
Credit card fees	6,348	6,169	4,506	18,185	12,687
Gains on derivative instruments, net	1,111	8,713	9,951	15,800	24,153
Letters of credit and standby letters of credit fees	3,495	3,296	3,040	10,427	8,452
Client investment fees	3,954	3,375	2,939	10,226	9,707
Other	13,423	12,664	3,108	39,165	23,384
Total noninterest income	69,139	80,426	95,611	208,858	309,273
Noninterest expense:
Compensation and benefits	79,262	80,385	77,009	243,384	232,529
Professional services	17,759	16,514	16,122	48,880	43,000
Premises and equipment	11,247	9,419	7,220	28,230	19,572
Business development and travel	6,838	7,159	5,886	21,743	17,429
Net occupancy	5,666	5,378	4,967	16,667	14,163
Correspondent bank fees	3,000	2,840	2,336	8,528	6,701
FDIC assessments	2,836	2,731	2,302	8,065	7,940
(Reduction of) provision for unfunded credit commitments	(400)	1,922	2,055	1,264	2,131
Other	8,963	9,418	9,554	26,188	22,453
Total noninterest expense	135,171	135,766	127,451	402,949	365,918
Income before income tax expense	81,610	88,595	102,846	233,894	331,706
Income tax expense	28,470	31,517	26,770	83,743	92,803
Net income before noncontrolling interests	53,140	57,078	76,076	150,151	238,903
Net income attributable to noncontrolling interests	(10,851)	(9,475)	(38,505)	(25,469)	(102,575)
Net income available to common stockholders	$42,289	$47,603	$37,571	$124,682	$136,328
Earnings per common share—basic	$0.95	$1.08	$0.87	$2.82	$3.18
Earnings per common share—diluted	0.94	1.06	0.86	2.79	3.12
Weighted average common shares outstanding—basic	44,449,243	44,207,353	43,232,655	44,146,574	42,882,311
Weighted average common shares outstanding—diluted	44,914,564	44,711,895	43,791,238	44,692,224	43,641,185

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	September 30, 2012	June 30, 2012	September 30, 2011
Assets:
Cash and cash equivalents	$906,680	$1,411,725	$2,041,972
Available-for-sale securities	11,047,730	10,620,951	9,639,386
Non-marketable securities	1,163,815	1,132,312	951,963
Investment securities	12,211,545	11,753,263	10,591,349
Loans, net of unearned income	8,192,369	7,789,752	6,328,588
Allowance for loan losses	(101,524)	(98,166)	(85,246)
Net loans	8,090,845	7,691,586	6,243,342
Premises and equipment, net of accumulated depreciation and amortization	68,270	64,773	53,458
Accrued interest receivable and other assets	317,301	368,425	265,242
Total assets	$21,594,641	$21,289,772	$19,195,363
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$12,616,346	$12,842,250	$11,162,776
Interest-bearing deposits	5,126,427	5,226,562	4,976,446
Total deposits	17,742,773	18,068,812	16,139,222
Short-term borrowings	508,170	5,880	—
Other liabilities	330,038	312,523	254,256
Long-term debt	458,314	458,232	609,557
Total liabilities	19,039,295	18,845,447	17,003,035
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 44,510,524 shares, 44,402,954 shares and 43,268,880 shares outstanding, respectively	45	44	43
Additional paid-in capital	538,454	529,113	472,443
Retained earnings	1,124,415	1,082,126	964,159
Accumulated other comprehensive income	122,010	104,077	99,453
Total SVBFG stockholders’ equity	1,784,924	1,715,360	1,536,098
Noncontrolling interests	770,422	728,965	656,230
Total equity	2,555,346	2,444,325	2,192,328
Total liabilities and total equity	$21,594,641	$21,289,772	$19,195,363

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2012			June 30, 2012			September 30, 2011
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,287,103	$1,125	0.35%	$885,173	$912	0.41%	$1,595,176	$1,375	0.34%
Available-for-sale securities: (2)
Taxable	10,478,071	38,493	1.46	10,839,571	44,072	1.64	9,528,645	39,357	1.64
Non-taxable (3)	91,654	1,375	5.97	92,123	1,384	6.04	92,268	1,382	5.94
Total loans, net of unearned income (4) (5)	7,907,606	121,446	6.11	7,237,182	113,935	6.33	6,006,614	101,693	6.72
Total interest-earning assets	19,764,434	162,439	3.27	19,054,049	160,303	3.39	17,222,703	143,807	3.31
Cash and due from banks	309,934			275,921			286,485
Allowance for loan losses	(102,506)			(106,019)			(88,315)
Other assets (6)	1,755,528			1,666,925			1,375,637
Total assets	$21,727,390			$20,890,876			$18,796,510
Funding sources:
Interest-bearing liabilities:
NOW deposits	$105,302	$88	0.33%	$97,675	$79	0.33%	$89,549	$53	0.23%
Money market deposits	2,790,021	1,219	0.17	2,676,432	1,064	0.16	2,577,617	1,125	0.17
Money market deposits in foreign offices	118,002	29	0.10	120,323	30	0.10	104,605	26	0.10
Time deposits	157,585	130	0.33	158,743	181	0.46	229,430	236	0.41
Sweep deposits in foreign offices	2,174,737	274	0.05	2,090,460	260	0.05	2,168,078	275	0.05
Total interest-bearing deposits	5,345,647	1,740	0.13	5,143,633	1,614	0.13	5,169,279	1,715	0.13
Short-term borrowings	26,751	12	0.18	221,863	110	0.20	1,250	—	—
5.375% Senior Notes	347,910	4,818	5.51	347,860	4,816	5.57	347,712	4,812	5.49
Junior Subordinated Debentures	55,269	830	5.97	55,313	831	6.04	55,445	829	5.93
5.70% Senior Notes	—	—	—	95,322	360	1.52	146,816	342	0.92
6.05% Subordinated Notes	55,214	128	0.92	54,900	127	0.93	54,208	94	0.69
Other long-term debt	—	—	—	494	26	21.17	5,840	77	5.23
Total interest-bearing liabilities	5,830,791	7,528	0.51	5,919,385	7,884	0.54	5,780,550	7,869	0.54
Portion of noninterest-bearing funding sources	13,933,643			13,134,664			11,442,153
Total funding sources	19,764,434	7,528	0.15	19,054,049	7,884	0.17	17,222,703	7,869	0.18
Noninterest-bearing funding sources:
Demand deposits	12,914,890			12,264,003			10,634,757
Other liabilities	452,160			286,814			287,030
SVBFG stockholders’ equity	1,782,443			1,707,321			1,500,452
Noncontrolling interests	747,106			713,353			593,721
Portion used to fund interest-earning assets	(13,933,643)			(13,134,664)			(11,442,153)
Total liabilities and total equity	$21,727,390			$20,890,876			$18,796,510
Net interest income and margin		$154,911	3.12%		$152,419	3.22%		$135,938	3.13%
Total deposits	$18,260,537			$17,407,636			$15,804,036
Average SVBFG stockholders’ equity as a percentage of average assets			8.20%			8.17%			7.98%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(481)			(485)			(483)
Net interest income, as reported		$154,430			$151,934			$135,455

(1)
Includes average interest-earning deposits in other financial institutions of $211.0 million, $288.8 million and $338.4 million for the quarters ended September 30, 2012, June 30, 2012 and September 30, 2011, respectively. For the quarters ended September 30, 2012, March 31, 2012 and September 30, 2011, balance also includes $887.0 million, $394.7 million and $975.1 million, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on available-for-sale securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable available-for-sale securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $19.0 million, $20.5 million and $17.8 million for the quarters ended September 30, 2012, June 30, 2012 and September 30, 2011, respectively.

(6)
Average investment securities of $1.4 billion, $1.3 billion and $1.0 billion for the quarters September 30, 2012, June 30, 2012 and September 30, 2011, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2012			September 30, 2011
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,115,192	$3,075	0.37%	$1,951,625	$4,972	0.34%
Investment securities: (2)
Taxable	10,574,021	129,940	1.64	9,195,583	124,956	1.82
Non-taxable (3)	92,002	4,143	6.02	94,179	4,189	5.95
Total loans, net of unearned income (4) (5)	7,318,537	344,842	6.29	5,619,709	284,935	6.78
Total interest-earning assets	19,099,752	482,000	3.37	16,861,096	419,052	3.32
Cash and due from banks	301,507			275,617
Allowance for loan losses	(100,795)			(87,616)
Other assets (6)	1,652,642			1,287,751
Total assets	$20,953,106			$18,336,848
Funding sources:
Interest-bearing liabilities:
NOW deposits	$102,502	$246	0.32%	$79,112	$198	0.33%
Money market deposits	2,646,272	3,212	0.16	2,486,211	4,186	0.23
Money market deposits in foreign offices	130,257	96	0.10	134,216	264	0.26
Time deposits	156,321	491	0.42	292,710	913	0.42
Sweep deposits in foreign offices	2,108,404	790	0.05	2,475,263	1,818	0.10
Total interest-bearing deposits	5,143,756	4,835	0.13	5,467,512	7,379	0.18
Short-term borrowings	91,772	135	0.20	22,287	25	0.15
5.375% senior notes	347,860	14,449	5.55	347,665	14,431	5.55
3.875% convertible senior notes	—	—	—	95,071	4,210	5.92
Junior subordinated debentures	55,313	2,493	6.02	55,489	2,494	6.01
5.70% Senior Notes	79,312	863	1.45	199,734	1,454	0.97
6.05% Subordinated Notes	55,122	382	0.93	157,789	1,163	0.99
Other long-term debt	642	92	19.14	5,580	223	5.34
Total interest-bearing liabilities	5,773,777	23,249	0.54	6,351,127	31,379	0.66
Portion of noninterest-bearing funding sources	13,325,975			10,509,969
Total funding sources	19,099,752	23,249	0.16	16,861,096	31,379	0.25
Noninterest-bearing funding sources:
Demand deposits	12,403,503			9,783,426
Other liabilities	355,571			254,033
SVBFG stockholders’ equity	1,704,957			1,407,231
Noncontrolling interests	715,298			541,031
Portion used to fund interest-earning assets	(13,325,975)			(10,509,969)
Total liabilities and total equity	$20,953,106			$18,336,848
Net interest income and margin		$458,751	3.21%		$387,673	3.07%
Total deposits	$17,547,259			$15,250,938
Average SVBFG stockholders’ equity as a percentage of average assets			8.14%			7.67%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,450)			(1,466)
Net interest income, as reported		$457,301			$386,207

(1)
Includes average interest-earning deposits in other financial institutions of $277.1 million and $293.0 million for the nine months ended September 30, 2012 and 2011, respectively. For the nine months ended September 30, 2012 and 2011, balance also includes $626.3 million and $1.4 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $56.6 million and $48.3 million for the nine months ended September 30, 2012 and 2011, respectively.

(6)
Average investment securities of $1.3 billion and $899.6 million for the nine months ended September 30, 2012 and 2011, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Equity warrant assets (1):
Gains on exercises, net	$2,417	$2,219	$2,372	$7,577	$11,977
Cancellations and expirations	(252)	(603)	(386)	(1,424)	(1,690)
Changes in fair value	(1,618)	3,260	3,532	6,205	13,088
Total net gains on equity warrant assets (2)	$547	$4,876	$5,518	$12,358	$23,375

(1)	At September 30, 2012, we held warrants in 1,248 companies, compared to 1,215 companies at June 30, 2012 and 1,151 companies at September 30, 2011.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Weighted average common shares outstanding—basic	44,449	44,207	43,233	44,147	42,882
Effect of dilutive securities:
Stock options and employee stock purchase plan	346	385	452	402	610
Restricted stock units	120	120	106	143	122
3.875% Convertible Notes (1)	—	—	—	—	27
Total effect of dilutive securities	466	505	558	545	759
Weighted average common shares outstanding—diluted	44,915	44,712	43,791	44,692	43,641

(1)	These notes matured on April 15, 2011.

Capital Ratios

	September 30, 2012	June 30, 2012	September 30, 2011
SVB Financial Group:
Total risk-based capital ratio (1)	14.39%	13.85%	14.81%
Tier 1 risk-based capital ratio (1)	13.11	12.62	13.42
Tier 1 leverage ratio	8.02	8.07	8.01
Tangible common equity to tangible assets ratio (2)	8.27	8.06	8.00
Tangible common equity to risk-weighted assets ratio (1) (2)	13.98	13.35	14.21
Silicon Valley Bank:
Total risk-based capital ratio (1)	12.74%	12.24%	13.07%
Tier 1 risk-based capital ratio (1)	11.45	10.98	11.63
Tier 1 leverage ratio	7.00	7.01	6.93
Tangible common equity to tangible assets ratio (2)	7.60	7.39	7.31
Tangible common equity to risk-weighted assets ratio (1) (2)	12.43	11.86	12.60

(1)
Our risk-weighted assets at September 30, 2012 are preliminary and reflect a refinement in our determination of risk rating for certain unfunded credit commitments related to the contractual borrowing base, which is the primary driver for the increase in our risk-based ratios from the second quarter of 2012.

(2)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	September 30, 2012	June 30, 2012	September 30, 2011
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$929,588	$726,365	$641,359
Hardware	453,485	368,073	197,852
Venture capital/private equity	684,469	714,396	463,299
Life science	352,708	317,316	195,733
Premium wine (1)	6,000	5,700	4,800
Other	57,019	159,072	153,424
Total commercial loans	2,483,269	2,290,922	1,656,467
Real estate secured loans:
Premium wine (1)	74,343	74,867	77,428
Consumer loans (2)	—	—	19,985
Total real estate secured loans	74,343	74,867	97,413
Consumer loans (2)	45,000	45,000	45,020
Total loans individually equal to or greater than $20 million	$2,602,612	$2,410,789	$1,798,900
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$2,053,832	$2,053,641	$1,681,728
Hardware	751,574	729,762	544,886
Venture capital/private equity	723,877	703,319	627,253
Life science	685,619	609,578	520,484
Premium wine	129,194	115,542	126,102
Other	256,158	215,835	165,668
Total commercial loans	4,600,254	4,427,677	3,666,121
Real estate secured loans:
Premium wine	306,212	300,121	267,072
Consumer loans	609,525	554,093	477,343
Total real estate secured loans	915,737	854,214	744,415
Construction loans	48,505	33,159	35,810
Consumer loans	99,060	131,629	136,989
Total loans individually less than $20 million	$5,663,556	$5,446,679	$4,583,335
Total gross loans	$8,266,168	$7,857,468	$6,382,235
Loans individually equal to or greater than $20 million as a percentage of total gross loans	31.5%	30.7%	28.2%
Total clients with loans individually equal to or greater than $20 million	85	74	60
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period end balances at
(Dollars in thousands, except ratios)	September 30, 2012	June 30, 2012	September 30, 2011
Nonperforming and past due loans:
Loans past due 90 days or more still accruing interest	$5,000	$25	$—
Impaired loans	39,397	27,071	40,506
Nonperforming loans as a percentage of total gross loans	0.48%	0.34%	0.63%
Nonperforming loans as a percentage of total assets	0.18	0.13	0.21
Allowance for loan losses	$101,524	$98,166	$85,246
As a percentage of total gross loans	1.23%	1.25%	1.34%
As a percentage of total gross nonperforming loans	257.69	362.29	210.45
Allowance for loan losses for impaired loans	$6,003	$5,665	$5,979
As a percentage of total gross loans	0.07%	0.07%	0.09%
As a percentage of total gross nonperforming loans	15.24	20.91	14.76
Allowance for loan losses for total gross performing loans	$95,521	$92,501	$79,267
As a percentage of total gross loans	1.16%	1.18%	1.24%
As a percentage of total gross performing loans	1.16	1.18	1.25
Total gross loans	$8,266,168	$7,857,468	$6,382,235
Total gross performing loans	8,226,771	7,830,397	6,341,729
Reserve for unfunded credit commitments (1)	23,075	23,476	19,546
As a percentage of total unfunded credit commitments	0.26%	0.27%	0.26%
Total unfunded credit commitments (2)	$8,710,228	$8,752,705	$7,619,171

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Client directed investment assets	$7,528	$7,133	$8,063	$7,406	$8,845
Client investment assets under management	10,283	10,472	9,541	10,247	8,519
Sweep money market funds	3,118	2,259	312	2,239	132
Total average client investment funds	$20,929	$19,864	$17,916	$19,892	$17,496

Period-end Off-Balance Sheet Client Investment Funds (1)

(Dollars in millions)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Client directed investment assets	$7,363	$7,003	$7,147	$7,709	$8,581
Client investment assets under management	10,291	10,399	10,190	9,919	9,682
Sweep money market funds	3,404	2,695	1,775	1,116	429
Total period-end client investment funds	$21,058	$20,097	$19,112	$18,744	$18,692

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Gains of $5.0 million and $37.3 million from the sales of certain available-for-sale securities in the second quarters of 2012 and 2011, respectively.

•	Gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.

•
Net gains of $3.1 million from the repurchase of $108.6 million aggregate principal amount of our 5.70% Senior Notes and $204.0 million aggregate principal amount of our 6.05% Subordinated Notes and the termination of the associated portions of interest rate swaps in the second quarter of 2011.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•
Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

	Three months ended					Nine months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
Net income available to common stockholders	$42,289	$47,603	$34,790	$35,574	$37,571	$124,682	$136,328
Less: gains on sales of certain available-for-sale securities (1)	—	(4,955)	—	—	—	(4,955)	(37,314)
Tax impact of gains on sales of available-for-sale securities	—	1,974	—	—	—	1,974	14,810
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	(4,243)	—	—	—	(4,243)	—
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	1,690	—	—	—	1,690	—
Less: net gain from note repurchases and termination of corresponding interest rate swaps (3)	—	—	—	—	—	—	(3,123)
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	—	—	—	—	—	1,240
Non-GAAP net income available to common stockholders	$42,289	$42,069	$34,790	$35,574	$37,571	$119,148	$111,941
GAAP earnings per common share — diluted	$0.94	$1.06	$0.78	$0.81	$0.86	$2.79	$3.12
Less: gains on sales of certain available-for-sale securities (1)	—	(0.11)	—	—	—	(0.11)	(0.85)
Tax impact of gains on sales of available-for-sale securities	—	0.05	—	—	—	0.05	0.34
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	(0.10)	—	—	—	(0.10)	—
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	0.04	—	—	—	0.04	—
Less: net gain from note repurchases and termination of corresponding interest rate swaps (3)	—	—	—	—	—	—	(0.07)
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	—	—	—	—	—	0.03
Non-GAAP earnings per common share — diluted	$0.94	$0.94	$0.78	$0.81	$0.86	$2.67	$2.57
Weighted average diluted common shares outstanding	44,914,564	44,711,895	44,460,005	43,816,572	43,791,238	44,692,224	43,641,185

(1)	Gains on the sales of $315.7 million and $1.4 billion in certain available-for-sale securities in the second quarter of 2012 and 2011, respectively.

(2)	Net gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.

(3)
Net gains of $3.1 million from the repurchase of $108.6 million of our 5.70% Senior Notes and $204.0 million of our 6.05% Subordinated Notes and the termination of the corresponding portions of interest rate swaps in the second quarter of 2011.

	Three months ended					Nine months ended
Non-GAAP return on average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
Non-GAAP net income available to common stockholders	$42,289	$42,069	$34,790	$35,574	$37,571	$119,148	$111,941
Average assets	$21,727,390	$20,890,876	$20,232,543	$19,660,570	$18,796,510	$20,953,106	$18,336,848
Average SVBFG stockholders’ equity	$1,782,443	$1,707,321	$1,624,256	$1,570,556	$1,500,452	$1,704,957	$1,407,231
Non-GAAP return on average assets (annualized)	0.77%	0.81%	0.69%	0.72%	0.79%	0.76%	0.82%
Non-GAAP return on average SVBFG stockholders’ equity (annualized)	9.44	9.91	8.61	8.99	9.93	9.33	10.64

	Three months ended					Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
GAAP noninterest income	$69,139	$80,426	$59,293	$73,059	$95,611	$208,858	$309,273
Less: income attributable to noncontrolling interests, including carried interest	13,524	13,384	7,918	10,977	41,239	34,826	111,359
Noninterest income, net of noncontrolling interests	55,615	67,042	51,375	62,082	54,372	174,032	197,914
Less: gains on sales of certain available-for-sale securities	—	4,955	—	—	—	4,955	37,314
Less: net gains on the sale of certain assets related to our equity management services business	—	4,243	—	—	—	4,243	—
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets	$55,615	$57,844	$51,375	$62,082	$54,372	$164,834	$160,600

	Three months ended					Nine months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
GAAP net gains on investment securities	$20,228	$25,809	$7,839	$19,755	$52,262	$53,876	$175,279
Less: income attributable to noncontrolling interests, including carried interest	12,776	14,502	7,338	12,259	42,961	34,616	112,783
Net gains on investment securities, net of noncontrolling interests	7,452	11,307	501	7,496	9,301	19,260	62,496
Less: gains on sales of certain available-for-sale securities	—	4,955	—	—	—	4,955	37,314
Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$7,452	$6,352	$501	$7,496	$9,301	$14,305	$25,182

	Three months ended					Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
GAAP noninterest expense	$135,171	$135,766	$132,012	$134,710	$127,451	$402,949	$365,918
Less: amounts attributable to noncontrolling interests	2,723	3,947	2,818	2,699	2,766	9,488	8,868
Less: net gain from note repurchases and termination of corresponding interest rate swaps	—	—	—	—	—	—	(3,123)
Non-GAAP noninterest expense, net of noncontrolling interests	$132,448	$131,819	$129,194	$132,011	$124,685	$393,461	$360,173
GAAP taxable equivalent net interest income	$154,911	$152,419	$151,421	$140,555	$135,938	$458,751	$387,673
Less: income attributable to noncontrolling interests	50	38	43	38	32	131	84
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	154,861	152,381	151,378	140,517	135,906	458,620	387,589
Non-GAAP noninterest income, net of noncontrolling interests	55,615	57,844	51,375	62,082	54,372	164,834	160,600
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$210,476	$210,225	$202,753	$202,599	$190,278	$623,454	$548,189
Non-GAAP operating efficiency ratio	62.93%	62.70%	63.72%	65.16%	65.53%	63.11%	65.70%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
GAAP non-marketable securities	$1,163,815	$1,132,312	$1,021,941	$1,004,440	$951,963
Less: noncontrolling interests in non-marketable securities	689,492	671,813	661,750	647,432	605,558
Non-GAAP non-marketable securities, net of noncontrolling interests	$474,323	$460,499	$360,191	$357,008	$346,405

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
GAAP SVBFG stockholders’ equity	$1,784,924	$1,715,360	$1,639,490	$1,569,392	$1,536,098
Less: intangible assets	—	—	559	601	650
Tangible common equity	$1,784,924	$1,715,360	$1,638,931	$1,568,791	$1,535,448
GAAP total assets	$21,594,641	$21,289,772	$20,818,337	$19,968,894	$19,195,363
Less: intangible assets	—	—	559	601	650
Tangible assets	$21,594,641	$21,289,772	$20,817,778	$19,968,293	$19,194,713
Risk-weighted assets (1)	$12,771,981	$12,850,191	$12,102,502	$11,837,902	$10,808,233
Tangible common equity to tangible assets	8.27%	8.06%	7.87%	7.86%	8.00%
Tangible common equity to risk-weighted assets	13.98	13.35	13.54	13.25	14.21

(1)
Our risk-weighted assets at September 30, 2012 are preliminary and reflect a refinement in our determination of risk rating for certain unfunded credit commitments related to their contractual borrowing base, which is the primary driver for the increase in our risk-based ratios from the second quarter of 2012.

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Tangible common equity	$1,547,061	$1,479,817	$1,403,570	$1,346,854	$1,317,325
Tangible assets	$20,343,153	$20,027,219	$19,596,848	$18,758,813	$18,016,695
Risk-weighted assets (1)	$12,441,826	$12,482,417	$11,752,897	$11,467,401	$10,453,446
Tangible common equity to tangible assets	7.60%	7.39%	7.16%	7.18%	7.31%
Tangible common equity to risk-weighted assets	12.43	11.86	11.94	11.75	12.60

(1)
Our risk-weighted assets at September 30, 2012 are preliminary and reflect a refinement in our determination of risk rating for certain unfunded credit commitments related to the contractual borrowing base, which is the primary driver for the increase in our risk-based ratios from the second quarter of 2012.